Filed pursuant to Rule 424(b)(3)

File No. 333-170844

UNITED STATES AGRICULTURE INDEX FUND

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Supplement dated July 30, 2012

to

Prospectus dated May 1, 2012, as amended May 29, 2012

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This supplement contains information, which amends, supplements or modifies certain information contained in the Prospectus of United States Agriculture Index Fund (“USAG”) dated May 1, 2012, as amended May 29, 2012. Please read it and keep it with your Prospectus for future reference.

Effective August 1, 2012, the prospectus is amended to reflect the new address for USAG and its sponsor, United States Commodity Funds LLC (“USCF”). The new address for the principal office and books and records for USAG and USCF is:

1999 Harrison Street, Suite 1530

Oakland, California 94612

The telephone number for USAG and USCF remains 510.522.9600.

All references in the prospectus are updated accordingly effective August 1, 2012.